                                    EXECUTION VERSION
PATENT SECURITY AGREEMENT dated as of March 20, 2012 (this “Agreement”), between Graham Packaging Plastic Products Inc. (the “U.S. Grantor”) and The Bank of New York Mellon, as collateral agent (in such capacity, the “Collateral Agent”).
Reference is made to (a) the Collateral Agreement dated as of November 5, 2009 (as amended, restructured, renewed, novated, supplemented, restated, replaced or otherwise modified from time to time, the “Collateral Agreement”), among Reynolds Group Holdings Inc. (“RGHI”), Pactiv LLC (f/k/a Pactiv Corporation) (“Pactiv”), Reynolds Consumer Products Holdings LLC (f/k/a Reynolds Consumer Products Holdings Inc.) (the “U.S. Term Borrower” and, together with RGHI and Pactiv, the “U.S. Term Borrowers”), Closure Systems International Holdings Inc. (together with the U.S. Term Borrowers, the “Borrowers”), Reynolds Group Issuer LLC (the “U.S. Issuer”), Reynolds Group Issuer Inc. (the “U.S. Co-Issuer” and, together with the U.S. Issuer, the “Issuers”), the Subsidiaries (as defined in the Credit Agreement) of Reynolds Group Holdings Limited (“Holdings”) from time to time party thereto and the Collateral Agent (as defined therein), (b) the Second Amended and Restated Credit Agreement dated as of August 9, 2011 (as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the European Borrowers (as defined therein), Holdings, the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent, (c) the Indenture dated as of November 5, 2009 (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or otherwise modified from time to time, the “2009 Senior Secured Note Indenture”), among the Issuers, Reynolds Group Issuer (Luxembourg) S.A., the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, (d) the Indenture dated as of October 15, 2010 (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or otherwise modified from time to time, the “2010 Senior Secured Note Indenture”) among RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow (Luxembourg) I S.A. (the “Escrow Issuers”), The Bank of New York Mellon as trustee, principal paying agent, registrar, transfer agent and collateral agent, The Bank of New York Mellon, London Branch as paying agent and Wilmington Trust (London) Limited as additional collateral agent, (e) the Indenture dated as of February 1, 2011 (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or otherwise modified from time to time, the “2011 Senior Secured Note Indenture”) among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, Wilmington Trust (London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent, and (f) the Indenture dated as of August 9, 2011 (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or otherwise modified from time to time, the “August 2011 Senior Secured Note Indenture”) among RGHL US Escrow II LLC, RGHL US Escrow II Inc., The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent,
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Wilmington Trust (London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent. The Lenders have agreed to extend credit to the Borrowers pursuant to, and upon the terms and conditions specified in, the Credit Agreement. The 2009 Senior Secured Note Holders (each “Holder” under, and as defined in, the 2009 Senior Secured Note Indenture) have agreed to extend credit to the Issuers pursuant to, and upon the terms and conditions specified in, the 2009 Senior Secured Note Indenture. The 2010 Senior Secured Note Holders (each “Holder” under, and as defined in, the 2010 Senior Secured Note Indenture) have agreed to extend credit to the Escrow Issuers pursuant to, and upon the terms and conditions specified in, the 2010 Senior Secured Note Indenture. The 2011 Senior Secured Note Holders (each “Holder” under, and as defined in, the 2011 Senior Secured Note Indenture) have agreed to extend credit to the Escrow Issuers pursuant to, and upon the terms and conditions specified in, the 2011 Senior Secured Note Indenture. The August 2011 Senior Secured Note Holders (each “Holder” under, and as defined in, the August 2011 Senior Secured Note Indenture) have agreed to extend credit to the Escrow Issuers pursuant to, and upon the terms and conditions specified in, the August 2011 Senior Secured Note Indenture. The parties hereto agree as follows:
SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified pursuant to the Collateral Agreement. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.
SECTION 2. Grant of Security Interest. The U.S. Grantor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a Security Interest in all of the U.S. Grantor’s right, title or interest in, to and under all of the Patents of the
U.S. Grantor (including those listed on Schedule I hereto) now owned or at any time hereafter acquired by the U.S. Grantor or in which the U.S. Grantor now has or at any time in the future may acquire any right, title or interest as security for the payment or performance, as the case may be, in full of the Obligations.
SECTION 3. Purpose. This Agreement has been executed and delivered by the parties hereto for the purpose of recording the grant of the Security Interest with the United States Patent and Trademark Office. This Agreement is expressly subject to the terms and conditions set forth in the Collateral Agreement.
SECTION 4. Collateral Agreement. The U.S. Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Patents are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.
SECTION 5. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which
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shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other customary means of electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

GRAHAM PACKAGING PLASTIC
PRODUCTS INC.

By: /s/ Helen Dorothy Golding
Name: Helen Dorothy Golding
Title: Assistant Secretary

THE BANK OF NEW YORK MELLON, as
Collateral Agent

By: /s/ Catherine F. Donohue
Name: Catherine F. Donohue
Title: Vice President
Schedule I
Patents